TBS International Limited Announces the Acquisition of a Handymax Bulk Carrier Expanding its Fleet to 34 Vessels

HAMILTON, BERMUDA - October 30, 2006 - TBS International Limited (NASDAQ: TBSI), an ocean transportation services company that offers worldwide shipping solutions through liner, parcel and bulk transportation services, announced today that it has entered into an agreement to acquire a handymax bulk carrier, the M/V Aliki to be renamed the M/V Alabama Belle. TBS agreed to acquire the vessel, charter free for a total consideration of $16.075 million. The M/V Alabama Belle is expected to be delivered to TBS between November 20 and December 5, 2006.

The M/V Alabama Belle, 41,808 metric ton dwt, was built in 1986. Following the acquisition of the M/V Alabama Belle, as well as the two recently announced acquisitions of the M/V Clipper Flamingo to be renamed the M/V Seminole Princess, and the M/V Clipper Frontier to be renamed the M/V Laguna Belle, TBS’s fleet will be comprised of 34 vessels in total, including 19 multipurpose and a combination of 15 handysize and handymax bulk carriers, with an aggregate carrying capacity of 1,024,876 dwt.

Joseph E. Royce, Chairman, Chief Executive Officer and President, stated: “We are pleased to announce this new acquisition which expands our fleet to a total of 34 vessels. Our strategy has been to grow our fleet in response to the growth in our business. The addition of the M/V Alabama Belle to our fleet will enhance our ability to better serve our customers and take advantage of the strong shipping markets and increased trade flows.”

About TBS International Limited

TBS is an ocean transportation services company that offers worldwide shipping solutions through liner, parcel and bulk services, and vessel chartering. TBS has developed its business around key trade routes between Latin America and China, Japan and South Korea, as well as select ports in North America, Africa and the Caribbean. TBS provides frequent regularly scheduled voyages in its network, as well as cargo scheduling, loading and discharge for its customers.

Forward-Looking Statements

This news release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. You are hereby cautioned that these statements may be affected by certain factors, among others, set forth below and in TBS's filings with the Securities and Exchange Commission, and consequently, actual operations and results may differ materially from the results discussed in the forward-looking statements. Among the factors that could cause actual results to differ materially from those indicated by forward-looking statements is the ability of the buyer and seller of the vessel to satisfy customary conditions to our obligation to purchase the vessel. Other factors that could affect TBS's operations and results are discussed in TBS's filings with the Securities and Exchange Commission. TBS undertakes no obligation to update any forward-looking statements, whether as a result of new information, future events, or otherwise.

Visit our website at www.tbsship.com

For more information, please contact:
Company Contact:
Ferdinand V. Lepere
Executive Vice President and Chief Financial Officer
TBS International Limited
Tel. 914-961-1000
 InvestorRequest@tbsship.com

Investor Relations / Media:
Nicolas Bornozis
Capital Link, Inc. New York
Tel. 212-661-7566
E-mail: nbornozis@capitallink.com